CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-170022) of Rare Element Resources, LTD (the “Company”) of our report dated March 15, 2013 with respect to the consolidated balance sheet of the Company as of December 31, 2012 and June 30, 2012, and the consolidated statements of operations and comprehensive loss and cash flows of the Company for the six months ended December 31, 2012, the year ended June 30, 2012 and the cumulative period from June 3, 1999 (Inception) to December 31, 2012, which reports appear in the Company’s Annual Report on Form 10-K for the period ended December 31, 2012.

/s/ EKS&H, LLLP

EKSH, LLLP

March 15, 2013

Denver, Colorado